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                                                                   Exhibit 12.01


                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                      (Dollars in millions, except ratios)

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                                                             Quarter Ended                      Fiscal Year Ended
                                                   -------------------------------   -----------------------------------------
                                                   March 31,   March 31,  Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,    Jan. 1,
                                                     1999        1998       1998       1997       1996       1995       1995
                                                   -------     -------    --------   --------   --------   --------   --------
Income before taxes on income Adjustments: .....   $ 111.2     $  64.5    $  439.6   $  629.2   $  455.9   $  389.4   $  286.3

   Share of earnings (losses) before taxes
     of 50% owned companies ....................      23.9        27.1       173.3      111.5      130.3       95.2       89.0
   Gain (loss) before taxes of greater
      than 50% owned unconsolidated
      subsidiary ...............................                                                     0.7       (3.1)      (4.0)
   Distributed income of less than 50%
     owned companies and share of loss if
     debt is guaranteed ........................       0.0         0.1                                                     2.1

   Amortization of capitalized interest ........       3.8         3.6        14.4       16.6       11.8        9.6       13.3
   Fixed charges of net of capitalized
     interest ..................................      32.9        34.5       126.8      141.9      105.9       82.6      128.8
                                                   -------     -------    --------   --------   --------   --------   --------
Earnings before taxes and fixed charges
  as adjusted ..................................     171.8       129.8       754.1      899.2      704.6      573.7      515.5
                                                   -------     -------    --------   --------   --------   --------   --------
                                                   -------     -------    --------   --------   --------   --------   --------
Fixed charges:
   Interest incurred ...........................      29.3        27.3       103.5       96.7       73.6       65.4       64.9
   Share of interest incurred of 50% owned
     companies and interest on guaranteed
     debt of less than 50% owned companies .....       9.6        10.2        45.4       51.0       38.7       10.2       60.8

   Interest incurred by greater than 50%
     owned unconsolidated subsidiary ...........       0.0         0.0         0.0        0.0        0.0        0.7        0.8
Portion of rent expense which represents
  interest factor ..............................       4.9         5.3        18.0       15.9       12.1       13.3       10.8
Share of portion of rent expense which
  represents interest factor for 50% owned
   companies ...................................       1.4         1.6         5.0        3.8        1.4        2.7        9.4

Portion of rent expense which represents
  interest factor for greater than 50%
   owned unconsolidated subsidiary .............                                                                           0.1
Amortization of debt costs .....................       0.7         0.7         2.9        1.6        2.2       (0.1)       0.6
                                                   -------     -------    --------   --------   --------   --------   --------
Total fixed charges ............................      45.9        45.1       174.8      169.0      128.0       92.2      147.4
Capitalized interest ...........................     (13.0)      (10.6)      (48.0)     (27.1)     (22.1)      (9.6)     (18.6)
                                                   -------     -------    --------   --------   --------   --------   --------
Total fixed charges net of capitalized
  interest .....................................      32.9        34.5       126.8      141.9      105.9       82.6      128.8
                                                   -------     -------    --------   --------   --------   --------   --------
                                                   -------     -------    --------   --------   --------   --------   --------
Preferred dividends:
   Preferred dividend requirement ..............       2.6         3.8        15.3       15.3       15.7       15.7        8.2
   Ratio of pre-tax income to income before
     minority interest and equity earnings .....       1.4         1.5         1.4        1.5        1.5        1.4        1.4
                                                   -------     -------    --------   --------   --------   --------   --------
   Pre-tax preferred dividend requirement ......       3.6         5.7        21.4       23.0       23.6       22.0       11.5
Total fixed charges ............................      45.9        45.1       174.8      169.0      128.0       92.2      147.4
                                                   -------     -------    --------   --------   --------   --------   --------
Fixed charges and pre-tax preferred
  dividend requirement .........................      49.5        50.8       196.2      192.0      151.6      114.2      158.9
                                                   -------     -------    --------   --------   --------   --------   --------
                                                   -------     -------    --------   --------   --------   --------   --------
Ratio of earnings to combined fixed charges
  and preferred dividends ......................      3.5x        2.6x        3.8x       4.7x       4.7x       5.0x        3.2x
                                                   -------     -------    --------   --------   --------   --------   --------
                                                   -------     -------    --------   --------   --------   --------   --------
Ratio of earnings to fixed charges .............      3.7x        2.9x        4.3x       5.3x       5.5x       6.2x        3.5x
                                                   -------     -------    --------   --------   --------   --------   --------
                                                   -------     -------    --------   --------   --------   --------   --------
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